Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 27, 2019, relating to the financial statements of SunHydrogen, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

January 19, 2021